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FORM 4
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
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
/ / CHECK BOX IF NO                                                                          ------------------------------
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                        OMB APPROVAL
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                  OMB Number:        3235-0287
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                  Expires:   December 31, 2001
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company                 Estimated average burden
    INSTRUCTION 1(b).                           Act of 1940                                   hours per response.....  0.5
                                                                                             ------------------------------
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
 CALHOUN          GEORGE              M.          AIRNET COMMUNICATIONS CORPORATION (ANCC)      to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
 c/o ISCO International, Inc.                     Number of Reporting        Month/Year             Officer (give    Other (Specify
 451 Kingston Court                               Person, if an entity       April 2002         ----        title ---       below)
---------------------------------------------     (Voluntary)             ------------------                below)
                 (Street)                                                 5. If Amendment,
 Mount Prospect      IL              60056                                   Date of Original --------------------------------------
---------------------------------------------                                (Month/Year)
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V       Amount   (A) or   Price                          (I)            ship
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

                           POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF                                         (Over)
                           INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
                           UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                                      (Print or Type Response)                                               Page 1

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                  ---------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Stock Option (right to buy)   $1.06       4/16/02     A   V    10,000            (1)    (2)       Common    10,000
                                                                                                   Stock
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)
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                                  10,000                     D
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Explanation of Responses:

(1) The option vests in thirty-six equal monthly installments beginning April 8, 2002, subject to attendance of at least 75% of the Board of Directors meetings of the year in question.
(2) Expires the sooner of 90 days after such time Reporting Person ceases to be a member of the board of directors or 3/7/2012.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ George M. Calhoun           5/3/2002
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 ------------------------------- --------
                                                                                            **Signature of Reporting Person   Date


Note. File three copies of this form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless displays a currently valid OMB Number.                                                         Page 2
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